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                                                                    EXHIBIT 99.1


        ST. CHARLES, Ill.--(BUSINESS WIRE)--Jan. 17, 1997--The Teltrend Inc. (Nasdaq: TLTN) Board of Directors announced today that it has declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of its Common Stock. Each Right will entitle the holder to buy one-one hundredth of a share of newly created Series A Junior Participating Preferred Stock of Teltrend at an exercise price of $160. The Rights will be exercisable if a person or group hereafter acquires 15% or more of the Common Stock of Teltrend or announces a tender offer for 15% or more of the Common Stock. The Board of Directors will be entitled to redeem the Rights at one cent per Right at any time before any such person or group hereafter acquires 15% or more of the outstanding Common Stock.
        The Rights are not being distributed in response to any specific effort to acquire Teltrend. The Rights are designed to assure that all shareholders of Teltrend receive fair and equal treatment in the event of any proposed takeover of Teltrend and to guard against partial tender offers, open market accumulations and other tactics designed to gain control of Teltrend without paying all shareholders a fair price.
        If a person or group hereafter acquires 15% or more of the outstanding Common Stock of Teltrend, each Right (other than those owned by such person or group) will entitle its holder to purchase, at the Right's exercise price, a number of shares of Common Stock having market value at that time of twice the Right's exercise price. Rights held by the 15% holder will become void and will not be exercisable to purchase shares at the bargain purchase price. If Teltrend is acquired in a merger or other business combination transaction after a person or group acquires 15% or more of Teltrend's Common Stock, each Right (other than those owned by such person or group) will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.
        The dividend distribution will be payable to holder of record of Teltrend's Common Stock at the close of business on January 27, 1997. The Rights will expire in ten years.
        Teltrend Inc. based in suburban Chicago, designs, manufactures and markets a broad range of local loop provisioning products used by telephone companies to provide voice and data services over the telephone network. The company's products are sold to the Regional Bell operating companies, GTE, Sprint, and other telephone companies.

        CONTACT:  Teltrend Inc.
                  Douglas Hoffmeyer, 630/377-1700